Exhibit 99.1

News Release

For Immediate Release

OvaScience Reports First Quarter 2015 Financial Results

CAMBRIDGE, Mass., May 11, 2015 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported first quarter 2015 financial results and highlighted recent accomplishments.

“We are confident in our ability to achieve our goals this year as demand for the AUGMENT treatment grows and we make progress toward bringing other new options to patients,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience. “This quarter, we were pleased that physicians providing our AUGMENT treatment reported clinical pregnancies in women with very poor prognoses, including poor egg health, poor embryo development and failed in vitro fertilization (IVF) cycles. These positive results and the recent news of the first birth by a woman using the AUGMENT treatment are generating increased demand from physicians and patients.”

Dr. Dipp added, “This year, we are focused on expanding the availability of our AUGMENT treatment internationally, preparing to introduce the OvaPrime treatment to patients, and defining the OvaTure treatment development pathway. Our financial position is strong, the team continues to execute, and we remain driven to deliver new treatments to women struggling with infertility.”

First Quarter and Recent Highlights

•                  Announced the First Baby Born Following the AUGMENTSM Treatment
The first baby was born healthy following the AUGMENT treatment in Toronto, Ontario, Canada. The AUGMENT treatment is the first treatment offered to patients based on the Company’s egg precursor (EggPCSM) cell technology. It is specifically designed to improve egg health in women undergoing in vitro fertilization (IVF). Improved egg health is essential for embryo development. The AUGMENT treatment is not available in the United States.

•                  IVF Specialists Reported Initial, Positive Clinical Experiences with the AUGMENT Treatment
Positive clinical experiences with the AUGMENT treatment were presented at the Society for Reproductive Investigation (SRI) Annual Meeting by Robert F. Casper, M.D., F.R.C.S.(C), Medical Director of TCART Fertility Partners of Toronto, Canada, and Kutluk Oktay, M.D., F.A.C.O.G, of Gen-art IVF in Ankara, Turkey. Both physicians reported ongoing clinical pregnancies in women who had poor embryo development and failed to have successful pregnancies after multiple IVF cycles and embryo transfers (an IVF cycle can consist of multiple, subsequent embryo transfers). Importantly, many women in Dr. Casper’s clinic have frozen embryos that can be used for future embryo transfers, thus increasing the potential for additional pregnancies.

•                  On Track to Meet 2015 AUGMENT Cycles Goal
As anticipated, OvaScience continued transitioning certain IVF clinics to commercial centers and anticipates meeting the Company’s own limit of 1,000 AUGMENT treatment cycles in process by the end of the year. This goal reflects OvaScience’s commitment to delivering the highest quality treatments, while building a solid foundation from which to scale and support the introduction of future treatments, which will utilize the same EggPC technology and lab-based infrastructure.

•                  Preparing to Introduce the OvaPrimeSM Treatment to Patients Internationally
Optimization of the Company’s OvaPrime treatment is moving forward and the Company is on track to introduce it to patients in at least one international region outside of the United States by the end of 2015. The OvaPrime treatment utilizes a woman’s own EggPC cells to increase her egg reserve for IVF; approximately 25-30% of women make too few or no eggs and cannot go through IVF.

•                  Defining the Development Pathway for the OvaTureSM Treatment, a Potential Hormone-Free Fertility Option
OvaScience continues to optimize the OvaTure process and plans to define a development pathway by the end of 2015. The OvaTure treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections.

•                  Strengthened Board of Directors with Appointment of John Sexton, President of New York University
John E. Sexton, Ph.D., President of NYU, joined OvaScience’s Board of Directors, bringing extensive expertise and leadership abilities as demonstrated by his success in building and maintaining thriving international operations.

First Quarter Financial Results

•                  Net loss for the three months ended March 31, 2015 was $17.2 million, or ($0.65) per share, as compared to net loss of $7.8 million, or ($0.41) per share, for the three months ended March 31, 2014. This included non-cash stock-based compensation expense of $6.4 million due in large part to accounting of certain Founders’ stock. The increase is primarily attributable to stock-based compensation, planned higher personnel costs, and costs associated with the launch of the AUGMENT treatment in certain international IVF clinics. Launch costs include the establishment of lab-based operations, personnel, and legal and consulting services, which will support the introduction of future fertility treatments, including the OvaPrime treatment this year and the OvaTure treatment over time.

In December 2014, the Company commenced the first commercial AUGMENT treatment but did not recognize the associated revenue from that cycle until the first quarter of 2015. In the first quarter, the Company performed additional commercial AUGMENT treatment cycles for which the Company received cash and expects to recognize the associated revenue over the coming quarters. As previously stated, OvaScience generally expects a delay in revenue recognition of approximately 30-120 days due to the typical timing for a standard IVF cycle.

•                  Research and development expense for the three months ended March 31, 2015 was $5.7 million, compared to $4.7 million for the same period in 2014. The increase was primarily the result of incremental non-cash stock-based compensation expense of $2.2 million and decrease of $0.8 million of license fees related to our MGH license.

•                  Selling, general and administrative expense for the three months ended March 31, 2015 was $11.0 million, as compared to $3.0 million for the same period in 2014. This increase was primarily a result of incremental non-cash stock-based compensation expense of $3.3 million and $4.3 million of additional planned employee compensation, costs associated with the launch of the AUGMENT treatment in select international regions and professional fees including consulting and marketing.

As of March 31, 2015, OvaScience had cash, cash equivalents and short-term investments of $169.3 million, which includes $124.1 million in net proceeds received from the public offering in January 2015.

Upcoming Events and Presentations

•                  Jefferies 2015 Healthcare Conference, June 1-4 in New York, NY

•                  JMP Securities Life Sciences Conference, June 23-24 in New York, NY

•                  European Society of Human Reproduction and Embryology (ESHRE) Annual Meeting, June 14-17 in Lisbon, Portugal

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States. OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and its two fertility treatments in development, including statements relating to our plans to introduce the OvaPrime treatment in at least one international region by the end of 2015, our plans to expand the availability of the AUGMENT treatment, our plans to define a development pathway for the OvaTure treatment, expected revenue recognition timing, and our expectation that we will have 1,000 AUGMENT cycles in process by the end of 2015. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the commercial ramp up of the AUGMENT treatment, which we expect will depend upon the successful transition of ACE clinics to commercial operations, the addition of new ACE clinics, and the results from ACE clinic experience as they become available; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

— Financial Tables to Follow —

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$134,698	$6,414
Short-term investments	34,641	53,817
Prepaid expenses and other current assets	1,995	1,647
Total current assets	171,334	61,878
Property and equipment, net	4,159	3,367
Investment in joint venture	196	—
Restricted cash	88	197
Other long-term assets	—	130
Total assets	$175,777	$65,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,493	$2,520
Accrued expenses and other current liabilities	4,116	7,654
Total current liabilities	6,609	10,174
Other non-current liabilities	74	73
Total liabilities	6,683	10,247
Total stockholders’ equity	169,094	55,325
Total liabilities and stockholders’ equity	$175,777	$65,572

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues	$15	$—
Costs and expenses:
Costs of revenues	35	—
Research and development	5,747	4,652
Selling, general and administrative	11,046	2,998
Total costs and expenses	16,828	7,650
Loss from operations	(16,813)	(7,650)
Interest income (expense), net	44	(57)
Other income (expense), net	34	(10)
Loss from equity method investment	(471)	(97)
Net loss	$(17,206)	$(7,814)
Net loss per share—basic and diluted	$(0.65)	$(0.41)
Weighted average number of shares used in net loss per share—basic and diluted	26,588	19,214

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Contacts:

Investors
Theresa McNeely

EVP, Chief Communications Officer

tmcneely@ovascience.com

617-299-7356

Media
Cara Mayfield

Director, Corporate Communications

cmayfield@ovascience.com

617-714-9638